Exhibit T3B.3

Business Corporations Act (Alberta)	Baker & McKenzie Suite 2600	ARTICLES OF INCORPORATION
Bow Valley Square III
Section 6	255 Fifth Avenue, S.W. Calgary, Alberta T2P 3G6
TEL. 403-444-9363
FAX 403-444-9373

1. Name of Corporation:	2. Corporate Access Number:

EMECO CANADA LIMITED
3.	The classes, and any maximum numbers, of shares that the Corporation is authorized to issue:

The attached Schedule “A” forms part of this Form 1.

4.	Restrictions on share transfers, if any:

The attached Schedule “B” forms part of this Form 1.

5.	Number, or minimum and maximum number, of directors that the Corporation may have:

The attached Schedule “C” forms part of this Form 1.

6.	If the Corporation is restricted from carrying on a certain business, or restricted to carrying on a certain business, specify the restrictions:

There are no restrictions to the business that the Corporation may carry on.

7.	Other rules or provisions, if any:

The attached Schedule “D” forms part of this Form 1.

8. Date	Signature	Title

July 21, 2005		INCORPORATOR
Telephone Number

	R. Greg Powers	403-444-9363

This information is being collected for purposes of corporate registry records in accordance with the Business Corporations Act. Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Co-ordinator for Alberta Registries, Research and Program Support, 3rd Floor, Commerce Place, 10155 - 102nd Street, Edmonton, Alberta T5J 4L4, (780) 422-7330.

SCHEDULE “A”

TO THE ARTICLES OF INCORPORATION OF

EMECO CANADA LIMITED

(THE “CORPORATION”)

3. The classes and the maximum number of shares that the Corporation is authorized to issue are:

(1)	an unlimited number of common shares subject to the following rights, privileges, restrictions and conditions:

(a)	Payment of Dividends: The holders of the common shares shall be entitled to receive dividends, if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the common shares, the board of directors may in their sole discretion declare dividends on the common shares to the exclusion of any other class of shares of the Corporation.

(b)	Participation Upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of common shares shall, subject to the rights of the holders of any other class of shares of the Corporation upon such distribution in priority or rateably with the holders of the common shares, be entitled to participate rateably in any distribution of the assets of the Corporation.

(c)	Voting Rights: The holders of common shares shall be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each common share held at all such meetings.

(2)	an unlimited number of first preferred shares, issuable in series, subject to the following rights, privileges, restrictions and conditions:

(a)

Series: The first preferred shares may at any time and from time to time be issued in one or more series. Subject to the provisions of this clause (2)(a), the board of directors may from time to time fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series of first preferred shares, including, without limiting the generality of the foregoing the rate, amount or method of calculation of dividends thereon, the time and place of payment of dividends thereon, the conditions for and the terms and conditions of any purchase for cancellation, retraction or redemption thereof, conversion or exchange rights (if any), and whether into or for securities of the Corporation or otherwise, voting rights attached thereto (if any), the terms and conditions of any share purchase or retirement plan or sinking fund, and restrictions on the payment of dividends on any shares other than first preferred shares or payment in respect of capital on any shares in the capital of the Corporation or creation or issue of debt or equity securities; the whole subject to filing with the Registrar (as defined in the Business Corporations Act (Alberta) or any successor legislation thereto) of articles of amendment setting forth a description of such series including the designation, rights, privileges, restrictions and conditions attached to the shares of such series.

(b)	Ranking of the First Preferred Shares: The first preferred shares of each series shall rank on a parity with the first preferred shares of every other series with respect to declared or accumulated dividends and return of capital. The first preferred shares shall be entitled to a preference over the common shares and over any other shares of the Corporation ranking junior to the first preferred shares with respect to priority in the payment of dividends and in the distribution of assets of the Corporation in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs. If any declared or cumulative dividends or amount payable on a return of capital are not paid in full, the first preferred shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the first preferred shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards payment in satisfaction of claims in respect of dividends. The first preferred shares of any series may also be given such other preferences not inconsistent with clauses 2(a) to 2(e) hereof over any other shares ranking junior to the first preferred shares as may be determined in the case of such series of first preferred shares.

(c)	Voting Rights: Except as hereinafter referred to or as required by law or in accordance with any voting rights which may from time to time be attached to any series of first preferred shares, the holders of first preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation. The holders of the first preferred shares shall, however, be entitled to notice of meetings of the shareholders called for the purpose of authorizing the voluntary liquidation and dissolution of the Corporation or the sale of its undertaking or a substantial part thereof under subsection 204(3) or subsection 183(4) of the Business Corporations Act (Alberta) as now enacted or as the same may from time to time be amended, re-enacted or replaced.

(d)	Changes to Class Rights: The rights, privileges, restrictions and conditions attaching to the first preferred shares as a class may be added to, changed or removed but only with the approval of the holders of the first preferred shares given as herein specified.

(e)	Approval of Changes to Class Rights: The rights, privileges, restrictions and conditions attaching to the first preferred shares as a class as provided herein and as may be provided from time to time may be repealed, altered, modified, amended or amplified or otherwise varied only with the approval of the holders of the first preferred shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by two-thirds of the votes cast at a meeting of holders of first preferred shares duly called for such purpose and held upon at least twenty-one (21) days’ notice at which a quorum is present comprising at least two persons present holding or representing by proxy at least fifth (50%) per cent of the outstanding first preferred shares. If any such quorum is not present within half an hour after the time appointed for the meeting, then the meeting shall be adjourned to a date being not less than ten (10) days later and at such time and place as may be appointed by the chairman at which a quorum shall be comprised of that number of holders of first preferred shares present in person or by proxy. The formalities to be observed with respect to giving of notice of any such meeting or adjourned meeting and the conduct thereof shall be those which may from time to time be prescribed by the by-laws of the Corporation with respect to meetings of shareholders. On every vote taken at every such meeting or adjourned meeting each holder of a first preferred share shall be entitled to one vote in respect of each first preferred share held.

SCHEDULE “B”

TO THE ARTICLES OF INCORPORATION OF

EMECO CANADA LIMITED

(THE “CORPORATION”)

4. Restrictions on share transfers, if any

No share in the capital of the Corporation shall be transferred without the express consent of the directors of the Corporation expressed by the votes of a majority of the directors of the Corporation at a meeting of the board of directors or by an instrument or instruments in writing signed by a majority of the directors.

SCHEDULE “C”

TO THE ARTICLES OF INCORPORATION OF

EMECO CANADA LIMITED

(THE “CORPORATION”)

5. Number, or minimum and maximum number, of directors that the Corporation may have:

(a) The board of directors shall consist of such number of directors, being a minimum of one (1) director and a maximum of ten (10) directors, as may from time to time be determined by resolution of the board of directors.

(b) Subject to the foregoing, the directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors so appointed shall not at any time exceed one-third (1/3) of the number of directors who held office at the expiration of the last annual general meeting.

SCHEDULE “D”

TO THE ARTICLES OF INCORPORATION OF

EMECO CANADA LIMITED

(THE “CORPORATION”)

7. Other rules or provisions, if any

(a)	The number of shareholders of the Corporation, exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Corporation, were, while in that employment and have continued after the termination of that employment to be, shareholders of the Corporation, is limited to not more than fifty (50), with two (2) or more persons who are the joint registered owners of one (1) or more shares being counted as one (1) shareholder.

(b)	Any invitation to the public to subscribe for securities of the Corporation is prohibited.

(c)	Without limiting the borrowing powers of the Corporation as set forth in the Business Corporations Act (Alberta):

(i) the board of directors may from time to time in such amounts and on such terms as it deems expedient charge, mortgage, hypothecate or pledge all or any of the currently owned or subsequently acquired real or personal, moveable or immoveable, property of the Corporation, including book debts, rights, powers, franchises and undertaking, to secure any debt obligations or any money borrowed, or any other debt or liability of the Corporation; and

(ii) the board of directors may from time to time delegate to one or more of the directors and officers of the Corporation as may be designated by the board all or any of the powers conferred on the board above to such extent and in such manner as the board shall determine at the time of each such delegation.